Exhibit 99.1

Vitae Pharmaceuticals Announces Exercise of Underwriters’ Option to Purchase Additional Shares of Initial Public Offering

FORT WASHINGTON, PA, OCTOBER 27, 2014 — Vitae Pharmaceuticals, Inc. (NASDAQ: VTAE), a clinical stage biotechnology company, today announced that the underwriters of its previously announced initial public offering (IPO) of common stock have exercised in full their option to purchase 1,031,250 shares of common stock at the IPO price of $8.00 per share, less underwriting discounts.  After giving effect to the over-allotment closing, the aggregate net proceeds to Vitae from the IPO, after underwriting discounts and commissions and estimated offering expenses, was approximately $56.0 million.

Stifel and BMO Capital Markets acted as joint book-running managers and JMP Securities and Wedbush PacGrow Life Sciences acted as co-managers for the IPO.

A copy of the final prospectus related to the IPO may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, Telephone: (415) 364-2720, email: syndprospectus@stifel.com; or from BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 27th Floor, New York, NY 10036, Telephone: (800) 414-3627, email: bmoprospectus@bmo.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on September 24, 2014. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

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Contact:

Investors:

Vitae Pharmaceuticals, Inc.

Richard S. Morris, CPA

Chief Financial Officer

(215) 461-2000

rmorris@vitaerx.com

Vitae Pharmaceuticals, Inc.
502 West Office Center Drive
Fort Washington, PA 19034

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

or

Media:

6 Degrees PR

Tony Plohoros

(908) 940-0135

tplohoros@6degreespr.com